EXHIBIT 99.1

Sussex Bancorp                                          Candace Leatham
200 Munsonhurst Road, Rt. 517                           Executive Vice President
Franklin, NJ  07416                                     & Treasurer
                                                        973-827-2914

FOR IMMEDIATE RELEASE

                         SUSSEX BANCORP CLOSES OFFERING
                              RAISES $15.2 MILLION


     Franklin, New Jersey - Sussex Bancorp. (AMEX: "SBB") announced today that it had closed its offering of common stock. The offering, priced at $14.25 per share, raised $15.2 million in net proceeds, after underwriting discounts and offering expenses. The offering was underwritten by Keefe, Bruyette & Woods, Inc.

     Mr. Donald L. Kovach, Sussex's Chairman and Chief Executive Officer, stated: "We are pleased with the confidence the market has shown in our stock, and we welcome our new shareholders. This new capital will support our continued growth and allow us to take advantage of business opportunities as they arise."

     Sussex Bancorp is the holding company for Sussex Bank, a Franklin, New Jersey based commercial bank operating through eight offices in Sussex County, New Jersey, and Tri-State Insurance Agency, Inc, a full service insurance agency located in Augusta, New Jersey.


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